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                                                                    EXHIBIT 4.1


                          VIKING OFFICE PRODUCTS, INC.
                        1994 EMPLOYEE STOCK PURCHASE PLAN
                        RESTATED AS OF SEPTEMBER 16, 1998

1.       PURPOSE.

                  This Viking Office Products, Inc. 1994 Employee Stock Purchase Plan (the "Plan") is intended as an incentive to encourage stock ownership by employees of Viking Office Products, Inc., a California corporation ("Viking") which is a wholly owned subsidiary of Office Depot, Inc., a Delaware corporation ("Office Depot"), and Subsidiaries which it may have from time to time (Viking and its Subsidiaries together being referred to herein as the "Company"), so that they may acquire a proprietary interest, or increase their proprietary interest, in the Company through ownership of stock of Office Depot and to encourage them to remain in the employ of the Company and its Subsidiaries. "Subsidiary" shall mean each corporation which (i) is or becomes a "subsidiary corporation" of Viking, within the definition contained in Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) conducts its principal business operations in the United States, and (iii) is designated to have its employees participate in this Plan by the Committee (as defined below). It is further intended that the Plan qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code.

2.       ADMINISTRATION.

                  2.1 The Plan shall be administered by the Compensation Committee (the "Committee") of Office Depot's Board of Directors (the "Board"). The Committee shall select one of its members as Chairman and shall act by vote of a majority of a quorum or by unanimous written consent. A majority of its members shall constitute a quorum. The Committee shall be governed by the provisions of Office Depot's Bylaws and of Delaware law applicable to the Board, except as otherwise provided herein or determined by the Board.

                  2.2 The Committee shall have full and complete authority, in its discretion, but subject to the express provisions of the Plan: to designate which corporations shall be "Subsidiaries" under this Plan, to determine when the first offering shall be made; to determine the aggregate number of shares of common stock, $.01 par value, of Office Depot ("Common Stock"), to be made available for each offering, and to adopt such rules and regulations and to make all other interpretations, constructions or determinations deemed necessary or desirable for the administration of the Plan in its discretion. All interpretations and constructions of the Plan by the Committee, and all of its actions hereunder, shall be binding and conclusive on all persons for all purposes.

                  2.3 The Company hereby agrees to indemnify and hold harmless each Committee member and each employee of the Company, and the estate and heirs of such Committee member or employee, against all claims, liabilities, expenses, penalties, damages or other pecuniary losses, including legal fees, which such Committee member or employee or his or her estate or heirs may suffer as a result of his or her responsibilities, obligations or duties in connection with the Plan, to the extent that insurance, if any, does not cover the payment of such items.


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3.       ELIGIBILITY.

                  3.1 Each regular full-time U.S. employee of the Company shall be eligible to participate in the Plan, provided such employee has been employed continuously by the Company for at least 90 days as of the Effective Date or any subsequent Offering Date (in each case as defined in paragraph 4 below).

                  3.2 The term "employee" shall have the same meaning as the term "employee" as defined in Treasury Regulation Section 1.421-7(h), and shall include officers, directors who are also employees and employees on Participant Leaves of Absence (as defined in paragraph 22), but shall exclude employees whose customary employment is for less than 20 hours per week or for less than five months in any calendar year.

                  3.3 Any provision of the Plan to the contrary notwithstanding, no employee shall be granted an award:

                  (a) if, immediately after the grant, such employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of Office Depot or of any subsidiary or parent of Office Depot, determinations of employee stock ownership being made for this purpose in accordance with Section 424(d) of the Code; or

                  (b) which permits such employee's rights to purchase stock under all employee stock purchase plans (within the meaning of Section 423 of the Code) of Office Depot or of any subsidiary or parent of Office Depot to accrue at a rate which exceeds $25,000 in fair market value of such stock (determined at the time the award is made) for each calendar year in which such award would be outstanding at any time, within the meaning of Section 423(b)(8) of the Code.

4.       OFFERING DATES.

                  The Plan will be implemented by a continuous series of offerings, each of which shall commence on the first business day after the completion of the immediately prior offering (the "Offering Date") and shall terminate six months after the applicable Offering Date (the "Termination Date"). The first offering shall be made as soon after shareholder approval of the Plan as is determined by the Committee in its sole discretion (the "Effective Date"). No offering shall be made if in the opinion of the Committee, the Common Stock available under the Plan has been so substantially exhausted as to make an offering to all eligible employees impractical under the Plan.



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5.       PARTICIPATION.

                  An eligible employee may become a participant by completing and filing an authorization for a payroll deduction on the form provided by the Committee. Payroll deductions shall become effective on the first Offering Date after a participant has filed an authorization and shall terminate upon the earlier to occur of (i) the participant's request to have payroll deductions discontinued, as set forth in paragraph 6.3, or (ii) the ceasing for any reason of the participant to meet the eligibility requirements of paragraph 3, in which event the provisions of paragraph 9.2 shall apply. Each participant will receive an award on each Offering Date, and all participants will have the same rights and privileges under the Plan.

6.       PAYROLL DEDUCTIONS.

                  6.1 At the time a participant files an authorization for a payroll deduction, he or she shall elect to have deductions made from his or her Annualized Base Pay, as hereinafter defined, on each payday during the time he or she is a participant. The minimum deduction permitted hereunder shall be $5.00 per week, and the maximum deduction shall be 10% of the participant's Annualized Base Pay. For purposes of the Plan, the term "Annualized Base Pay" shall mean the participant's current annualized base pay from the Company (excluding overtime and all other extra compensation such as bonuses and contributions to pension, profit sharing, health and life insurance and other plans).

                  6.2 All payroll deductions made for a participant shall be credited to his or her account under the Plan and held with other Company funds. A participant may not make any separate cash payment into such account, except as provided in paragraph 22.

                  6.3 A participant may elect to have payroll deductions completely discontinued at any time, but an election to discontinue payroll deductions during an offering shall be deemed to be an election to withdraw pursuant to paragraph 9.1. No change in payroll deductions other than complete discontinuance can be made during an offering, and, specifically, once an offering has commenced, a participant may not alter the rate of his or her payroll deductions for such offering.

7.       GRANTING OF AWARDS.

                  7.1 On each Offering Date, the Committee shall determine the number of available shares of Common Stock which will be sold to participants in such offering. On each Offering Date, each participant shall be granted an award to purchase up to that number of available shares which is equal to the total number of available shares for such offering multiplied by a fraction, the numerator of which is the amount of payroll deductions from such participant's Annualized Base Pay authorized by such participant for the offering period beginning on such Offering Date, and the denominator of which is the total amount of payroll deductions from the


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Annualized Base Pay of all participants authorized by such participants for the offering period beginning on such Offering Date. The purchase price of each such share shall be the lower of:

                  (a) 85% of the fair market value per share of the Common Stock on the Offering Date, or

                  (b) 85% of the fair market value per share of the Common Stock on the Termination Date.

                  7.2 The fair market value of a share of Common Stock shall be equal to the closing price of the Common Stock for the last preceding day on which Office Depot's shares were traded, and the method for determining the closing price shall be determined by the Committee.

8.       EXERCISE OF AWARDS.

                  8.1 Unless a participant gives written notice to the Committee as hereinafter provided, the participant's award will be exercised automatically for such participant on the Termination Date for the purchase of as many full shares of Common Stock (no fractional shares shall be issued under this Plan) as the accumulated payroll deductions in such participant's account at that time will purchase at the applicable purchase price (but not to exceed the maximum number of shares subject to the award), and such shares shall be credited to the participant's account at such time. The amount remaining in the account of a participant after the exercise in full of an award shall be carried forward in the participant's account and be available for the next succeeding offering to the extent such remaining amount is attributable to fractional shares; such remaining amount shall be refunded to the participant to the extent it exceeds the amount attributable to fractional shares.

                  8.2 No participant may purchase during any calendar year Common Stock under this and all other employee stock purchase plans (within the meaning of Section 423 of the Code) of Office Depot having a fair market value (determined at the time the award is made) in excess of $25,000. When a participant has purchased the maximum amount of stock which may be purchased in any calendar year, all amounts credited to such participant's account under the Plan in excess of the amount applied to the purchase of such stock shall be returned to the participant, payroll deductions for the participant shall cease and the participant shall be ineligible to participate in any additional offering during such calendar year.

                  8.3 Upon a participant's death, his beneficiary (or executor or administrator, as determined under paragraph 12) shall have the right to elect, by written notice given to the Committee before the earlier of the Termination Date of the current offering or the expiration of a period of 60 days beginning with the date of the participant's death, either to:

                  (a) withdraw all of the payroll deductions previously credited to the participant's account, or

                  (b) apply to the exercise of the participant's award any amount in such participant's account as of the date of his death, and thereby purchase


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                           Common Stock on the Termination Date next following
                           the date of the participant's death, with any excess payroll deductions in such account being returned to such beneficiary (or other person entitled thereto under paragraph 12) without interest.

If the Committee does not receive any such written notice of election within the time specified in this paragraph 8.3, the beneficiary (or executor or administrator, as determined under paragraph 12) shall be deemed to have automatically elected to exercise the participant's award pursuant to subparagraph (b) of this paragraph 8.3.

9.       WITHDRAWAL.

                  9.1 By written notice to the Committee at any time during any offering, a participant may elect to withdraw all the accumulated payroll deductions in such participant's account as of the Termination Date of such offering, without interest. A participant shall be deemed to have elected to make such a withdrawal if such participant elects to discontinue payroll deductions completely during an offering as described in paragraph 6.3. A participant who withdraws all or any part of the amount credited to such participant's account during an offering, or who elects to discontinue payroll deductions completely during an offering under paragraph 6.3, shall be deemed to have given notice of his or her intention to cease to be a participant for that offering and any succeeding offerings, and all payroll deductions under the Plan with respect to such participant shall be discontinued; provided, however, that such participant may become a participant in any succeeding offering for which he or she is otherwise eligible in accordance with the Plan, if the participant files with the Committee a new authorization for payroll deductions in accordance with paragraph 5.

                  9.2 Upon the ceasing of a participant to meet the eligibility requirements of paragraph 3, or the termination of the participant's employment for any reason, including retirement, except as provided in paragraph 8.3, he or she shall immediately cease to be a participant, any award which he or she may have been granted under the Plan shall immediately expire and shall not be exercised, and the payroll deductions and shares previously credited to his or her account shall be returned to him or her within 30 days after such cessation or termination, without interest.

10.      DELIVERY.

                  As promptly as practicable after each Termination Date, the Company will deliver to each participant, as appropriate, any Common Stock purchased upon the exercise of his or her award and any cash to which he or she may be entitled.

11.      STOCK.

                  11.1 The stock to be sold to participants under the Plan shall be Common Stock of Office Depot. The maximum number of shares of Common Stock which shall be made available for sale under the Plan during all offerings under the Plan shall be 720,000 shares, subject to adjustment upon changes in capitalization of Office Depot as provided in paragraph 15; provided


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however, that the maximum number of shares of Common Stock which shall be made available for sale under the Plan on and after September 16, 1998 is 100,000 shares.

                  11.2 Stock to be delivered to a participant under the Plan will be registered in the name of the participant.

                  11.3 No participant will have any interest in stock covered by an award until such award has been exercised. Any shares which are subject to sale pursuant to an award made under the Plan but which are not purchased on the Termination Date of the related offering shall be available for sale pursuant to awards made in subsequent offerings under the Plan.

12.      DESIGNATION OF BENEFICIARY.

                  A participant may file with the Committee, and change from time to time, a written designation of a beneficiary who is to receive any payroll deductions and shares of Common Stock credited to the participant's account under the Plan in the event of such participant's death. Upon receipt by the Committee at the participant's death of proof of the identity and existence of a beneficiary validly designated by the participant under the Plan, Office Depot shall deliver such Common Stock and cash to such beneficiary. In the event of the death of a participant who has not filed a written designation of a beneficiary, Office Depot shall deliver such cash and Common Stock to the executor or administrator of the estate of the participant, or, if no such executor or administrator has been appointed (to the knowledge of the Committee), at the direction of the Committee acting in its discretion, to the spouse or to any one or more dependents or relatives of the participant, or, if no spouse, dependent, or relative is known to the Committee, to such other person as the Committee may designate. No designated beneficiary shall, prior to the death of the participant, acquire any interest in the cash or Common Stock credited to a participant's account under the Plan.

13.      TRANSFERABILITY.

                  Neither awards, payroll deductions credited to a participant's account nor any rights to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant, except that payroll deductions and shares credited to a participant's account shall be transferable by will or the laws of descent and distribution or as provided by paragraph 12. Any attempted assignment, transfer, pledge or other disposition prohibited by the preceding sentence shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with paragraph 9.

14.      USE OF FUNDS.

                  All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.


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15.      CHANGES IN CAPITALIZATION.

                  15.1 The number and class of shares of stock covered by each outstanding award, the purchase price per share thereof, and the maximum number and class of shares of stock issuable upon exercise of all awards under the Plan shall be proportionately adjusted in the event of any increase or decrease in the number of the issued shares of Common Stock of Office Depot which results from a split-up or consolidation of shares, payment of a stock dividend or dividends exceeding a total of 5% for which the record dates occur in any one fiscal year, a recapitalization (other than the conversion of convertible securities according to their terms), a combination of shares or other like capital adjustment, so that upon exercise of the award, the participant shall receive the number and class of shares such participant would have received had such participant been the holder of the number of shares of Common Stock for which the award is being exercised upon the date of such change or increase or decrease in the number of issued shares of Office Depot. If any adjustment hereunder would create a fractional share or a right to acquire a fractional share, such fractional share shall be disregarded and the number of shares available under this Plan or the number of shares to which any optionee is entitled shall be the next lower number of whole shares, rounding all fractions downward.

                  15.2 Upon a reorganization, merger or consolidation of Office Depot with one or more corporations as a result of which Office Depot is not the surviving corporation or in which Office Depot survives as a wholly-owned subsidiary of another corporation, or upon a sale of all or substantially all of the property of Office Depot to another corporation, or any dividend or distribution to shareholders of more than ten percent (10%) of Office Depot's assets, adequate adjustment or other provisions shall be made by Office Depot or other party to such transaction so that there shall remain and/or be substituted for the Common Stock subject to each award, the shares, securities, cash or assets which would have been issuable in respect of such award, as if the participant had been the owner of such Common Stock as of the applicable date. Any shares, securities, cash or assets so substituted shall be subject to similar successive adjustments.

16.      SECURITIES REGISTRATION.

                  16.1 If Office Depot shall deem it necessary to register under the Securities Act of 1933, as amended (the "Securities Act"), or other applicable statutes any shares with respect to which an award shall have been made, then Office Depot will use reasonable efforts to maintain the effectiveness of a Registration Statement under the Securities Act before delivery of such shares. If the shares of stock of Office Depot shall be listed on any national securities exchange at the time of exercise of any award, then whenever required, Office Depot shall make prompt application for the listing on such stock exchange of such shares, at the sole expense of Office Depot.

                  16.2 Notwithstanding any other provision of this Plan or any award hereunder, Office Depot shall be under no obligation to issue shares under the Plan while, in the opinion of its counsel, any applicable legal requirement for the issuance of such shares may not be satisfied, including but not limited to the requirements of the Securities Act and Delaware or other state securities laws. Office Depot shall use its best efforts to satisfy all such applicable legal requirements. If any shares are issued upon exercise of an award under the Plan without registration under the Securities Act, then the award shares shall bear a suitable restrictive legend and the


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acceptance of such Award Shares shall be subject to the execution of an investment letter by the participant, in form and substance satisfactory to the Committee.

17.      AMENDMENT OR TERMINATION.

                  The Board may at any time terminate or amend the Plan. No such termination shall affect awards previously made, nor may an amendment make any change in any award theretofore granted which would adversely affect the rights of any participant, nor may an amendment be made without prior approval of the shareholders of Office Depot if such amendment would:

                  (a) Permit the sale of more shares of Common Stock than are authorized under paragraph 11 of the Plan;

                  (b) Effect any change in the designation of eligible employees under paragraph 3 of the Plan; or

                  (c) Materially increase the benefits accruing to participants under the Plan.

18.      APPLICATION OF PROCEEDS.

                  Proceeds from the sale of award shares shall constitute a part of the general funds of Office Depot.

19.      SUCCESSORS IN INTEREST.

                  The provisions of this Plan and the actions of the Committee shall be binding on all heirs and successors of the Company, Office Depot and each participant.

20.      WITHHOLDING TAXES.

                  Office Depot and the Company shall have the right at the time of purchase of any shares of Common Stock hereunder to make adequate provision for any federal, state, local or foreign taxes which it believes are or may be required by law to be withheld with respect to such purchase, to ensure the payment of any such taxes, including by withholding from the participant's salary.

21.      CONTINUED EMPLOYMENT.

                  This Plan and awards hereunder shall not impose any obligation on Office Depot or the Company to continue to employ any participant. Moreover, no provision of this Plan or any document executed or delivered pursuant hereto shall be deemed modified in any way by any employment contract between a participant (or other employee) and the Company.


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22.      LEAVES OF ABSENCE.

                  22.1 For purposes of participation in this Plan, a person on leave of absence shall be deemed to be an employee for the first 90 days of such leave of absence, or, if longer, the period for which the participant's reemployment is guaranteed by statute (a "Participant Leave Of Absence"). Such employee's employment for all purposes of this Plan, and such employee's participation in this Plan and right to exercise any award, shall be deemed to have terminated at the close of business on the last day of such Participant Leave Of Absence and the provisions of paragraph 6.3 shall apply, unless such employee returns to employment (as defined in paragraph 3.2) before the close of business on such last day. Termination by the Company of any employee's leave of absence, other than termination of such leave of absence on return to employment (as defined in paragraph 3.2), shall terminate such employee's employment for all purposes of this Plan, and shall terminate such employee's participation in the Plan and right to exercise any award, and the provisions of paragraph 6.3 shall apply.

                  22.2 While a participant is on a Participant Leave Of Absence treated as employment under the provisions of paragraph 22.1, such participant shall have the right to continue participation in the Plan, and to apply to the exercise of awards (i) any amounts in such participant's account as of the commencement of such Participant Leave Of Absence, (ii) any amounts which the participant authorizes the Company to deduct from any payments made by the Company to such participant during such Participant Leave Of Absence, and (iii) any amounts paid by the participant to the Company to the extent that the amounts set forth in clauses (i) and (ii) of this sentence are less than the amounts such participant could have had deducted from his Annualized Base Pay if he had actually worked for the Company during the period of his Participant Leave Of Absence.

23.      TERM OF PLAN.

                  This Plan was adopted by the Board as of September 29, 1994, shall be effective upon approval by the shareholders of Viking and shall terminate on March 31, 2000. No award shall be made under the Plan after such termination, but awards made prior thereto shall be unaffected by such termination.

24.      GOVERNING LAW.

                  The Plan shall be construed in accordance with, and governed by, the laws of the State of Delaware.

25.      RELATIONSHIP TO OTHER EMPLOYEE BENEFIT PLANS.

                  The excess of the fair market value of Common Stock purchased hereunder on its date of purchase over the amount actually paid for such Common Stock hereunder shall not be deemed to be salary or other compensation to any participant for purposes of any pension, thrift, profit-sharing, stock option or any other employee benefit plan now maintained or hereafter adopted by Office Depot or its subsidiaries.


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26.      OTHER DOCUMENTS.

                  All documents prepared, executed or delivered in connection with this Plan shall be, in substance and form, as established and modified by the Committee or by persons under its direction and supervision; provided, however, that all such documents shall be subject in every respect to the provisions of this Plan, and in the event of any conflict between the terms of any such document and this Plan, the provisions of this Plan shall prevail.

27.      NOTICES.

                  All notices or other communications by a participant to the Committee under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Committee at the location or by the person designated by the Committee for the receipt thereof.

28.      SEVERABILITY.

                  If any of the provisions of the Plan shall be held invalid, the remainder of the Plan shall not be affected thereby.

                  IN WITNESS WHEREOF, this document has been executed as of the 16th day of September, 1998.


                                            VIKING OFFICE PRODUCTS, INC.



                                            By:



                                            /s/ M. BRUCE NELSON
                                            -----------------------------------
                                            M. Bruce Nelson
                                            Corporate Executive Officer



                                            OFFICE DEPOT, INC.
                                            By:



                                            /s/ DAVID I. FUENTE
                                            -----------------------------------
                                            David I. Fuente
                                            Chief Executive Officer